Exhibit 19.1

Cadre Holdings, Inc. Policy on Insider Trading

This Insider Trading Policy (the “Policy”) describes the standards of Cadre Holdings, Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other companies while in possession of material nonpublic information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective “immediate family members,” and the second part imposes special additional trading restrictions and applies to all (i) members of the board of directors of Cadre Holdings, Inc., (ii) executive officers of Cadre Holdings, Inc. (together with members of the board of directors of Cadre Holdings, Inc., “Company Insiders”), (iii) (a) officers and employees of Cadre Holdings, Inc. at the level of Vice President and above, (b) the Company’s employees involved in the accounting and financial reporting functions of the Company, and/or (c)  employees of the Company that report directly to any of the Company Insiders (collectively, “Covered Persons”) and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material nonpublic information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, gift or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms, as well as “immediate family member,” are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1. Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used material nonpublic information obtained while working for the Company.

This Policy applies to all employees, officers and members of the board of directors of the Company and their respective immediate family members.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to “tip” any other person, including family members and friends, or otherwise disclose such information.

(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Company Insiders and Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 1 below.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company’s management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product developments are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (i) consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade based on such information, or (ii) assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the opening of business on the third trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the Vice President, Legal & Compliance, as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all directors, officers and employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Company Insiders and Covered Persons in accordance with the procedures set forth in Part II, Section 1 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part I, Section 4(c) below.

(d) Immediate Family Members.  For purposes of this Policy, “immediate family member” means a director’s, officer’s and/or employee’s respective child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) in each such case sharing the household of such director, officer and/or employee.

4. Blackout Periods

All Company Insiders and Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning on the seventh day prior to the end of each fiscal quarter and ending upon the opening of business on the third trading day following the date the Company’s financial results are publicly disclosed by the filing of the Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K with the Securities and Exchange Commission (the “SEC”). During these periods, Company Insiders and Covered Persons possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which any designated directors, officers and/or employees of the Company under this Policy are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify any directors, officers and/or employees that are affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:

(i) it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B).  For Company Insiders, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) the opening of the third business day following disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the SEC for the quarter in which the 10b5-1 plan was adopted, but in any event not to exceed 120 days after adoption of the plan. For all Covered Persons and other employees, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the  applicable director, officer and/or employee is not in possession of material nonpublic information about the Company; and, the 10b5-1 plan must include representations by the applicable director, officer and/or employee certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the applicable director, officer and/or employee, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv) it is the only outstanding Approved 10b5-1 Plan entered into by the applicable director, officer and/or employee (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted and/or amended during a blackout period.

If any director, officer and/or employee is considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

5. Trading Window

All directors, officers and/or employees of the Company are permitted to trade in the Company’s securities when no blackout period is in effect, provided that they are not then in possession of material nonpublic information. Generally, this means that all directors, officers and/or employees of the Company as well as any of their immediate family members can trade during the period beginning on the opening of the third trading day following the filing of the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K with the SEC and ending on the seventh  day before the end of the third month of the quarter to shut the window before the results of such quarter are released. This means that you cannot trade, either directly or indirectly, through family members (as well as other members of your household) or other persons or entities, the Company’s securities outside of these trading windows.

However, even during this trading window, any director, officer and/or employee of the Company as well as any of their immediate family members who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available for at least two trading days or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part I, Section 4(b) above is imposed and will re-open the trading window once the special blackout period has ended.

6. Exception for Certain Exercises of Stock Options and ESPP Purchases

The trading restrictions of this Policy do not apply to: (a) the exercise of stock options granted under the Company’s 2021 Stock Incentive Plan for cash or through the delivery of previously owned Company stock, or (b) purchases of shares under the Company’s Employee Stock Purchase Plan (the “ESPP”) resulting from periodic contributions made in accordance with elections made at the time of enrollment in the ESPP. This Policy also does not apply to purchases of shares resulting from lump-sum contributions to the ESPP, provided that the participant elected lump-sum payment at the beginning of the applicable enrollment period. However, this Policy does apply to a participant’s election to participate, cease participation, or otherwise alter participation in the ESPP. In addition, the sale of any shares issued upon the exercise of Company-granted stock options, any cashless exercise of such options, and/or the sale of shares acquired under the ESPP is subject to the trading restrictions under this Policy.

7. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who is convicted of violating insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for fines, including fines based on a multiple of the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. A person who violates this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

8. Acknowledgment and Certification

All Company Insiders and Covered Persons are required to sign the attached acknowledgment and certification.

9.   Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II

1. Pre-Clearance of Securities Transactions

(a) Because Company Insiders and Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part I, Section 5 above, without first pre-clearing all transactions in the Company’s securities.

(b) Subject to the exemption in subsection (d) below, no Company Insider or Covered Person may, directly or indirectly, purchase or sell any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading 30 days following the day on which it was granted, or if earlier, the commencement of a blackout period. If the transaction does not occur during such period, pre-clearance of the transaction must be re-requested.  Please note that there is no obligation on the part of the Compliance Officer to approve a transaction submitted for pre-clearance.  If your pre-clearance and permission to engage in a transaction is denied, then you must refrain from initiating any transaction involving the Company’s securities.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until the expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider and Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer. Further, pre-clearance is not required for purchases under the ESPP resulting from periodic contributions made in accordance with elections made at the time of enrollment in the ESPP.

(e) No Company Insider may make gifts of any Company security at any time without first providing written notice to the Compliance Officer. This notice requirement also applies to gifts by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

2. Prohibited Transactions

(a) Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Company Insiders who purchase and/or sell the Company’s securities may not engage in an opposite transaction (selling or purchasing) in the Company’s securities of the same class for at least six months after their initial purchase and/or sale of such securities, except in connection with the exercise and sale of options and the underlying stock under a shareholder approved stock incentive plan.

(c)  Company Insiders and Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities:

(i)  selling the Company’s securities short;

(ii)  buying or selling puts or calls or other derivative securities on the Company’s securities; and

(iii)  entering into hedging or monetization transactions or similar arrangements or contracts which may have short selling features to them (e.g. forward sales contracts) with respect to Company securities without the approval of the Executive Chairman of the Board or the Chairman’s designee.

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